EXHIBIT 99.1

Intermountain Community Bancorp Reports Fourth Quarter and Full Year 2010 Results With Improving Results and Stronger Credit Quality

SANDPOINT, Idaho, Feb. 11, 2011 (GLOBE NEWSWIRE) -- Intermountain Community Bancorp (OTCBB:IMCB), the holding company for Panhandle State Bank, reported fourth quarter 2010 results with improved net interest margin, much improved loan quality metrics, and continuing strong liquidity. The net loss applicable to common shareholders for the fourth quarter totaled $1.1 million, or $0.13 per common share, compared to a net loss of $24.7 million, or $2.95 per common share in the third quarter of 2010, and $9.0 million, or $1.07 per common share, in the fourth quarter of 2009. For the full year 2010, Intermountain reported that following a $24.0 million provision for loan losses and two non-cash charges totaling $19.1 million, it recorded a net loss applicable to common shareholders of $33.5 million, or $3.99 per common share. In 2009, the net loss applicable to common shareholders was $23.6 million, or $2.82 per common share, which included $36.3 million in loan loss provision.

Fourth Quarter and Full Year 2010 Highlights (at or for the period ended Dec. 31, 2010, compared to Dec. 31, 2009, or September 30, 2010)

  Nonperforming assets decreased $6.8 million to $15.9 million, or 1.59% of total assets, down from 2.30% at September 30, 2010 and 2.83% a year ago.
  The provision for loan losses dropped to $2.2 million in the fourth quarter, from $10.1 million in the third quarter of 2010 and $11.1 million in the quarter ended December 31, 2009.
  Net interest margin improved to 3.97% from 3.85% in the third quarter and 3.20% in the fourth quarter, 2009.
  Intermountain reduced its average interest cost on deposits by 21 basis points from the prior quarter and 57 basis points from a year ago.
  Low-cost transaction deposits continued to increase as a percentage of total deposits, as the Company emphasized core, low-cost relationships and phased out higher cost funding instruments, such as brokered and collateralized certificates of deposits. Transaction deposits comprise 63.7% of total deposits, as compared to 62.0% a year ago.
  Total Risk Based Capital Ratio was 11.3% and Tier 1 Leverage Ratio was 6.8%.
  Liquidity continues at historically high levels represented by cash and cash equivalents, marketable securities, local deposit growth and borrowing line availability.
  Reserves for potential loan losses stood at $12.5 million, or 2.16% of total loans and 108.1% of non-performing loans ("NPLs") compared to 2.47% and 87.2%, a year ago.
  Loan delinquencies (30 days past due and over) decreased to 0.55% of total loans from 1.06% a year ago.
  The Company's deep commitment to community development and local economic growth was recognized in Idaho, as Intermountain received the Idaho Governor's Brightest Star Award in 2010.

"Although 2010 was another difficult year for the Pacific Northwest economy, the fourth quarter brought some indications of returning vitality. The Company's 2010 results reflect that encouraging upswing, with positive movement in operating results and margins, and stabilization in our loan portfolios," said Curt Hecker, Chief Executive Officer. "Losses have subsided in all markets, and credit risk in the remaining portfolio is substantially lower than a year ago."

"Our asset quality continues to improve both with the decline in total nonperforming assets and a more favorable mix of loans in the portfolio. Throughout 2009 and 2010, we have been very proactive in dealing with problem credits, taking write-downs early in the process and initiating dialogue with borrowers at the first sign of difficulty. Consequently, we have recorded significant loan loss provisions over the past three years, but now are seeing significant declines in both problem credits and other real estate owned."

"We are also experiencing improvement in our funding sources as the mix of deposits is seeing positive reconfiguration and our cost of funds is declining. In addition, we continue to work diligently toward augmenting capital," Hecker said.

"As the economy slowly begins to improve, we are actively cultivating new loan demand in our local markets," added Hecker. "We have begun new promotional activities in the mortgage and small business markets, which we believe are presently being underserved. Our commitment in these areas will help local communities and assist small business owners in the markets we serve, allowing us to satisfy a broad set of customers' needs."

The Bank has completed a second full year of its company-wide outreach initiative, Powered by Community. This community-based program has seen tremendous success in its three priorities areas: Local Business Development, Women and Money, and Non-Profit Support. All bank employees are encouraged to volunteer for projects within Powered by Community as well as through the Bank's 4-Hour Power plan which provides every employee the opportunity to log four paid hours per quarter for volunteer work with the charity of their choice. In 2010, Bank employees contributed 7,700 hours of service within our region. These commitments have led to significant brand development and community recognition, including the Idaho Governor's Brightest Star Award, and an ABA letter of commendation.

Asset Quality

Nonperforming loans decreased 29.6% to $11.5 million at the end of December, down from $16.4 million at the end of September, and down 39.6% from $19.1 million a year ago. Total nonperforming assets (NPAs) were $15.9 million at year end, compared to $22.8 million at September 30, 2010, and $30.6 million a year ago. At quarter end, the ratio of NPAs to total assets was 1.59%, down from 2.30% in the preceding quarter, and down from 2.83% a year ago. Loan delinquencies (30 days or more past due) were down slightly from the prior quarter and down significantly from a year ago at 0.55% of total loans at December 31, 2010 from 0.69% at September 30, 2010 and 1.06% at December 31, 2009.

Classified loans dropped 13.3% to $54.1 million during the quarter and declined 29.9% from the year ago total of $77.2 million. Classified loans are loans in which the Bank anticipates potential problems in obtaining repayment of principal and interest per the contractual terms, but does not necessarily believe that losses will occur.

The following tables summarize nonperforming assets by type and geographic region, and provide trending information over the prior year.

NPA BY TYPE AND LOCATION December 31, 2010
	North Idaho - Eastern Washington	Magic Valley Idaho	Greater Boise Area	E. Oregon, SW Idaho excluding Boise	Other	Total	% of Loan type to total NPAs
(Dollars in thousands)
Commercial loans	$ 2,927	$ 415	$ 135	$ 352	$ 30	$ 3,859	24.2%
Commercial real estate	1,714	46	453	413	1,728	4,354	27.3%
Commercial construction	69	--	--	--	--	69	0.4%
Land and land development	2,600	49	250	269	200	3,368	21.1%
Agriculture	--	--	157	22	403	582	3.7%
Multifamily	--	--	--	--	--	--	0.0%
Residential real estate	2,013	102	652	259	187	3,213	20.2%
Residential construction	112	--	--	--	--	112	0.7%
Consumer	386	3	--	--	--	389	2.4%
Total	$9,821	$ 615	$1,647	$1,315	$2,548	$15,946	100.0%

Percent of total NPA	61.6%	3.9%	10.3%	8.2%	16.0%	100.0%

NPA BY CATEGORY
(Dollars in thousands)	12/31/2010	9/30/2010	12/31/2009
Commercial loans	$ 3,859	$ 4,394	$ 2,653
Commercial real estate	4,354	4,882	5,235
Commercial construction	69	1,662	3,133
Land and land development	3,368	7,266	14,055
Agriculture	582	934	834
Multifamily	--	112	135
Residential real estate	3,213	3,524	3,195
Residential construction	112	2	1,264
Consumer	389	12	88
Total NPA by Categories	$15,946	$22,788	$30,592

The Company has continued to reduce its residential construction loan portfolio with only $3.2 million remaining in this loan segment and only $112,000 in residual nonperforming loans. Land and land development loans have declined to $61.0 million, down 31.2% from a year ago. The mix of this segment has changed considerably as well, with a substantial reduction in residential subdivision loans, leaving a lower-risk portfolio of commercial land, smaller lots owned by individual consumers, and a small number of remaining lower-priced subdivision projects. NPAs in this segment now total $3.4 million, down from $14.1 million a year ago. "Through concerted efforts by our credit officers and special assets group, we continue to reduce the risk of our portfolio by successfully decreasing our exposure to construction and development loans," Hecker noted.

NPA totals in most other categories also dropped from the third quarter of 2010, and are balanced between the other major loan types. "Our NPA levels are now considerably below peer-group averages, allowing us to focus on loan portfolio growth opportunities in the future," says Hecker.

At $4.4 million, OREO balances continue to trend down, dropping by 31.1% from the prior quarter and 61.6% from December 2009. The Company has sold 15 properties totaling $4.0 million since September 30, 2010, partially offset by the addition of 20 properties of $2.4 million for the quarter ending December 31, 2010. A total of 47 properties remained in the OREO portfolio at year end, consisting of $1.5 million in construction and land development properties, $788,000 in commercial real estate properties, and $2.2 million in residential real estate.

Assets and Loan Portfolio Summary

Assets totaled $1.0 billion at December 31, 2010, up 1.4% from $991.2 million at September 30, 2010 and down 6.9% from $1.08 billion a year ago. Net loans receivable declined 5.0% from the preceding quarter and were down 14.1% year-over-year at $563.2 million. Reductions in land development, residential and commercial construction loans totaled $68.7 million from a year ago, while commercial real estate and multi-family loans grew on a year-over-year basis. The changes continue to reflect management's efforts to reduce higher-risk assets and create a more diversified loan portfolio. The agricultural loans in the portfolio, which account for 15.2% of total loans, continue to perform well, accounting for only 3.7% of all nonperforming assets. "Our agricultural producers, including beef, wheat and vegetable seed ranchers and farmers, continue to do well, and, in fact, performed so well that they borrowed less and paid off their operating lines more quickly than in prior years," said Hecker. "We will continue to focus our efforts on these borrowers, along with additional emphasis on attracting more agricultural, commercial and consumer borrowers."

LOANS BY CATEGORIES
(Dollars in thousands)	12/31/2010	% of total	9/30/2010	% of total	12/31/2009	% of total
Commercial loans	$122,656	21.3%	$132,608	21.8%	$131,562	19.6%
Commercial real estate	175,559	30.5%	175,993	29.0%	172,726	25.7%
Commercial construction	17,951	3.1%	22,051	3.6%	45,581	6.8%
Land and land development	60,962	10.6%	67,846	11.2%	88,604	13.2%
Agriculture	87,364	15.2%	93,786	15.5%	110,256	16.4%
Multifamily	26,417	4.6%	27,048	4.5%	18,067	2.7%
Residential real estate	60,872	10.6%	62,482	10.3%	65,544	9.7%
Residential construction	3,219	0.6%	4,994	0.8%	16,626	2.5%
Consumer	14,095	2.4%	14,810	2.4%	18,287	2.7%
Municipal	6,528	1.1%	5,298	0.9%	5,061	0.7%
Total loans receivable	575,623	100.0%	606,916	100.0%	672,314	100.0%
Net deferred origination fees	60		16		(104)
Allowance for losses on loans	(12,455)		(14,334)		(16,608)
Loans receivable, net	$563,228		$592,598		$655,602

LOAN PORTFOLIO BY LOCATION December 31, 2010
(Dollars in thousands)	North Idaho - Eastern Washington	Magic Valley Idaho	Greater Boise Area	E. Oregon, SW Idaho, excluding Boise	Other	Total	% of Loan type to total loans
Commercial loans	$ 81,916	$ 9,572	$ 10,747	$ 18,865	$ 1,556	$122,656	21.3%
Commercial real estate	115,721	14,536	18,295	17,465	9,542	175,559	30.5%
Commercial construction	6,738	3,070	8,143	--	--	17,951	3.1%
Land and land development	47,197	4,421	5,944	1,904	1,496	60,962	10.6%
Agriculture	1,609	7,302	16,754	59,575	2,124	87,364	15.2%
Multifamily	18,205	--	725	--	7,487	26,417	4.6%
Residential real estate	39,482	5,795	3,582	8,248	3,765	60,872	10.6%
Residential construction	2,594	287	7	331	--	3,219	0.6%
Consumer	7,802	1,580	1,318	2,960	435	14,095	2.4%
Municipal	4,955	1,573	--	--	--	6,528	1.1%
Total	$326,219	$ 48,136	$ 65,515	$ 109,348	$26,405	$575,623	100.0%
Percent of total loans in geographic area	56.4%	8.4%	11.5%	19.1%	4.6%	100.0%

Deposit, Investment Portfolio and Equity Summary

Total deposits declined 1.23% in the quarter to $778.8 million from the previous quarter, and were down 4.9% from the same period one year ago. The year-over-year reduction was comprised largely of planned phase outs of brokered, CDARs and single-account large retail CD accounts totaling $19.5 million, as the Company focused on reducing its cost of funds and non-core funding. Non-interest bearing demand deposits total $168.5 million, or 21.6% of the total deposit base, representing a stable, low-cost funding source for the Bank. NOW and money market deposits total $327.9 million or 42.1% of the deposit base, up from 41.5% in the prior year. The 3.6% reduction in NOW and money market balances from the prior year end reflect planned collateralized deposit runoff and the movement of public deposits into either repurchase agreements or other investment alternatives as a result of FDIC coverage changes at year end.  Transaction deposits represent the bulk of the deposit base at 63.7% of total deposits at December 31, 2010 compared to 63.6% in the prior quarter and 62.0% a year ago. Jumbo and brokered deposits continued to decline both in absolute terms and as a percent of the overall portfolio reflecting the ongoing strategy to build core deposits. "Our customer base continues to display their confidence in our people and our franchise," Hecker added.

DEPOSITS
(Dollars in thousands)	12/31/2010	% of total	9/30/2010	% of total	12/31/2009	% of total
Non-interest bearing demand accounts	$168,519	21.6%	$163,597	20.8%	$168,243	20.5%
NOW & Money market accounts	327,891	42.1%	337,523	42.8%	340,070	41.5%
Savings & IRA accounts	75,387	9.7%	75,772	9.6%	77,623	9.5%
Certificates of deposit (CDs)	79,533	10.2%	80,779	10.2%	86,382	10.6%
Jumbo CDs	77,685	10.0%	77,600	9.8%	82,249	10.0%
Brokered CDs	40,899	5.3%	40,899	5.2%	54,428	6.6%
CDARS CDs to local customers	8,919	1.1%	12,334	1.6%	10,326	1.3%
Total Deposits	$778,833	100.0%	$788,504	100.0%	$819,321	100.0%

Available-for-sale investments totaled $183.1 million at December 31, 2010, an increase of 0.7% from $181.8 million at December 31, 2009. "Liquidity remains a high priority for us, and we continue to maintain a conservative cash and investments position," Chief Financial Officer, Doug Wright said. The securities portfolio contains $10.4 million in private label mortgage-backed securities, for which $222,000 in credit loss impairments were recognized in the fourth quarter of 2010, compared to $349,000 in the third quarter of 2010, and $84,000 in the fourth quarter a year ago.   Total credit loss impairments for 2010 totaled $828,000 compared to $526,000 for 2009; in 2010 the company added an additional security on which credit loss impairments were recorded.

Stockholders' equity totaled $59.4 million at December 31, 2010, compared to $60.3 million at September 30, 2010 and $88.6 million at December 31, 2009. Tangible book value per common share totaled $3.96 compared to $4.08 in the third quarter and $6.10 at December 31, 2009. Tangible stockholders' equity to tangible assets was 5.88%, down from 6.05% at September 30, 2010 and 7.17% a year ago.

Income Statement Summary

Fourth quarter 2010 net interest income before provision was $9.1 million, up from $9.0 million in the third quarter and $7.9 million in the fourth quarter a year ago, reflecting significantly lower funding expense and a reduction in reversed interest income on non-accrual loans. Net interest income before provision for loan losses totaled $35.3 million for the year ended December 31, 2010, down from $37.7 million in 2009. A more conservative asset mix with more low yielding cash investments and securities resulted in most of the decrease from the prior year.

Net interest margin was 3.97%, for the fourth quarter of 2010 compared to 3.85% for the sequential quarter and 3.20% for the same quarter last year. The improving margin results reflects a substantial decrease in the Bank's cost of funding, which is now at 0.87% versus 1.13% in the prior quarter and 1.42% in the fourth quarter of 2009. The net interest margin was 3.77% in 2010, compared to 3.81% in 2009. Because of its low funding costs, Intermountain's net interest margin continues to be well above the 3.24% average of the banks in the SNL Bank and Thrift Index, despite the impact of the conservative asset mix on asset yields. A 0.53% drop in the yield on earning assets during the year was offset by a 0.53% point drop in the cost of interest-bearing liabilities. The cost on interest bearing liabilities was 1.13% in 2010, which reflects the strong, low-cost funding mix resulting from the high percent of local core deposits in the deposit base. "Our margin will continue to be strong as we maintain our efforts to lower funding costs, and as the amount of interest reversed on problem loans stabilizes or decreases," noted Wright. "As industry risk subsides, we also plan to re-deploy some of the lower yielding cash and investments back into higher-yielding loans to improve asset yield," he added.

Intermountain recorded a $2.2 million provision for loan loss in the fourth quarter, down from $10.1 million in the prior quarter and $11.1 million in the fourth quarter ended December 31, 2009. For the fourth quarter, net charge-offs (NCOs) were $4.1 million compared to $9.5 million in the prior quarter and $12.1 million in the fourth quarter of 2009. For the full year 2010, Intermountain recorded a provision of $24.0 million, compared to $36.3 million in 2009, and NCOs of $28.2 million compared to $36.2 million in 2009. "Net charge-offs are down as we've worked many of our problem loans through the credit process," noted Hecker. "While we believe that credit costs will remain elevated in 2011, we do not anticipate that they will be of the magnitude we saw in 2010." At December 31, 2010, the allowance for loan loss totaled 2.16% of total loans and 108.1% of nonperforming loans compared to 2.47% of total loans and 87.2% of nonperforming loans a year ago.

Other income in the fourth quarter of 2010 was $2.7 million, down from $2.8 million for the sequential quarter and static with the $2.7 million for the fourth quarter 2009. Other income in 2010 was $11.0 million, compared to $12.0 million in 2009, reflecting lower gains on sales of securities offset by higher fee income. The Company has implemented strategies to improve fee income and the results of its efforts are beginning to materialize.

Operating expenses for the fourth quarter of 2010 totaled $10.1 million, down from $21.9 million in the third quarter and $13.2 million in the fourth quarter 2009. Third quarter results reflect an $11.7 million non-cash write off of the Company's goodwill. Operating (non-interest) expenses for 2010 were $54.9 million compared to $49.6 million in 2009, again reflecting the goodwill write off. Other non-interest expense, excluding OREO expenses, FDIC insurance premium costs and the $11.7 million goodwill write-off noted above, declined to $37.9 million in 2010 from $41.9 million in 2009, reflecting the Company's efforts in lowering other controllable expenses. FDIC insurance premiums have decreased by $481,000 or 20.3% from the higher 2009 level. OREO operations, which includes write downs on the OREO portfolio decreased by $1.9 million or 35.6% from 2009, as the level of OREO activity has reduced in 2010.

"We continue to restructure our operations to improve efficiency and effectiveness at every level of the organization," said Hecker. "We've made significant progress but are not complete by any means, as we refine operations to generate higher revenue levels at a lower overall cost," he added

In the third quarter of 2010, the Company established an initial $7.4 million non-cash valuation allowance against the Company's deferred tax assets (DTA). In the fourth quarter 2010 the Company recorded a $1.4 million increase in the allowance against the deferred tax asset. The deferred tax asset valuation balance totaled $8.8 million at December 31, 2010. Income tax benefit for 2010 was $0.9 million compared to $14.4 million for 2009. The difference reflects the $7.4 million valuation allowance that was established in the third quarter of 2010.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Intermountain believes that certain non-GAAP financial measures provide investors with information useful in understanding Intermountain's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

About Intermountain Community Bancorp:

Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with twenty banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d'Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB's shares are quoted on the OTC Bulletin Board, ticker symbol IMCB. Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.

The Intermountain Community Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8745

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to the following and the other risks described in the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections, as applicable, of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2010; the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; a continued decline in the housing and real estate market; a continued increase in unemployment or sustained high levels of unemployment; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. Readers are cautioned that forward-looking statements in this release speak only as of the date of this release. The Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	September 30,	December 31,
	2010	2010	2009
	(Dollars in thousands,
	except per share amounts)
ASSETS
Cash and cash equivalents	$ 147,956	$ 109,256	$ 105,697
Loans receivable, net	563,228	592,598	655,602
Loans held for sale	3,425	3,067	6,574
Investments and asset-backed securities ("ABS") available for sale	183,081	176,065	181,784
Investments and ABS held to maturity	22,217	22,234	15,177
Federal Home Loan Bank of Seattle stock, at cost	2,310	2,310	2,310
Office properties and equipment, net	40,246	40,882	42,425
Goodwill	--	--	11,662
Other intangible assets, net	310	342	439
Bank-owned life insurance	8,765	8,674	8,397
Other real estate owned	4,429	6,424	11,538
Prepaid expenses and other assets	29,142	29,363	38,039
Total assets	$ 1,005,109	$ 991,215	$ 1,079,644

LIABILITIES
Deposits	$ 778,833	$ 788,504	$ 819,321
Advances from Federal Home Loan Bank	34,000	34,000	49,000
Repurchase agreements	105,116	80,756	95,233
Other borrowings	16,527	16,527	16,527
Accrued expenses and other liabilities	11,280	11,126	10,936
Total liabilities	945,756	930,913	991,017

STOCKHOLDERS' EQUITY
Common stock	78,803	78,722	78,569
Preferred stock	25,794	25,709	25,461
Accumulated other comprehensive loss (1)	(1,229)	(1,178)	(4,840)
Accumulated deficit	(44,015)	(42,951)	(10,563)
Total stockholders' equity	59,353	60,302	88,627
Total liabilities and stockholders' equity	$ 1,005,109	$ 991,215	$ 1,079,644

Book value per common share, excluding preferred stock	$ 4.00	$ 4.12	$ 7.55
Tangible Book Value per common share, excluding preferred stock (2)	$ 3.96	$ 4.08	$ 6.10
Shares outstanding at end of period	8,390,877	8,390,877	8,365,836
Stockholders' Equity to Total Assets	5.91%	6.08%	8.21%
Tangible Stockholders' Equity to Tangible Assets (3)	5.88%	6.05%	7.17%
Tangible Common Equity to Tangible Assets	3.31%	3.46%	4.78%

(1) Net of deferred income taxes
(2) Amount represents common stockholders' equity less net goodwill and other intangible assets divided by total shares outstanding.
(3) Amount represents stockholders' equity less net goodwill and other intangible assets divided by assets less net goodwill and other intangible assets.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
	2010	2010	2009
	(Dollars in thousands,
	except per share amounts)
Interest income:
Loans	$ 8,994	$ 9,563	$ 9,209
Investments	2,103	2,174	2,225
Total interest income	11,097	11,737	11,434

Interest expense:
Deposits	1,443	1,862	2,730
Borrowings	595	849	782
Total interest expense	2,038	2,711	3,512

Net interest income	9,059	9,026	7,922

Provision for losses on loans	(2,232)	(10,058)	(11,119)
Net interest income (loss) after provision for losses on loans	6,827	(1,032)	(3,197)

Other income (expense):
Fees and service charges	1,752	1,801	1,775
Loan related fee income	775	739	761
Net gain on sale of securities	--	206	--
Other-than-temporary impairment on investments	(222)	(349)	(84)
Bank-owned life insurance	91	92	89
Other income	290	328	126
Total other income, net	2,686	2,817	2,667

Operating expenses:
Salaries and employee benefits	5,089	4,942	5,482
Occupancy expense	1,770	1,853	1,925
FDIC assessment	451	502	569
OREO operations	501	562	2,179
Goodwill impairment	--	11,662	--
Other expenses	2,328	2,397	3,080
Total operating expenses	10,139	21,918	13,235

Loss before income tax benefit	(626)	(20,133)	(13,765)
Income tax (provision) benefit	--	(4,169)	5,217

Net loss	(626)	(24,302)	(8,548)

Preferred stock dividend	438	432	417

Net loss applicable to common stockholders	$ (1,064)	$ (24,734)	$ (8,965)

Loss per share — basic	$ (0.13)	$ (2.95)	$ (1.07)
Loss per share — diluted	$ (0.13)	$ (2.95)	$ (1.07)

Weighted-average common shares outstanding — basic	8,390,877	8,390,877	8,365,836
Weighted-average common shares outstanding — diluted	8,390,877	8,390,877	8,365,836

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Twelve Months Ended
	December 31,	December 31,
	2010	2009
	(Dollars in thousands,
	except per share amounts)
Interest income:
Loans	$ 38,020	$ 43,611
Investments	8,029	10,256
Total interest income	46,049	53,867

Interest expense:
Deposits	7,746	12,339
Borrowings	3,039	3,831
Total interest expense	10,785	16,170

Net interest income	35,264	37,697

Provision for losses on loans	(24,012)	(36,329)
Net interest income after provision for losses on loans	11,252	1,368

Other income (expense):
Fees and service charges	7,133	6,948
Loan related fee income	3,061	2,913
Net gain on sale of securities	349	1,795
Other-than-temporary impairment on investments	(828)	(526)
Bank-owned life insurance	368	360
Other income	941	501
Total other income, net	11,024	11,991

Operating expenses:
Salaries and employee benefits	20,950	22,512
Occupancy expense	7,240	7,515
FDIC assessment	1,892	2,373
OREO operations	3,472	5,389
Goodwill impairment	11,662	--
Other expenses	9,678	11,841
Total operating expenses	54,894	49,630

Loss before income tax benefit	(32,618)	(36,271)
Income tax benefit	882	14,360

Net loss	(31,736)	(21,911)

Preferred stock dividend	1,716	1,662

Net loss applicable to common stockholders	$ (33,452)	$ (23,573)

Loss per share — basic	$ (3.99)	$ (2.82)
Loss per share — diluted	$ (3.99)	$ (2.82)

Weighted-average common shares outstanding — basic	8,385,615	8,360,654
Weighted-average common shares outstanding — diluted	8,385,615	8,360,654

INTERMOUNTAIN COMMUNITY BANCORP EXHIBIT A – RECONCILIATION SCHEDULE FOR NON-GAAP NUMBERS
	Three Months Ended			Twelve Months Ended
	December 31,	September 30	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
	(Dollars in thousands)

Loss before income taxes	$ (626)	$ (20,133)	$(13,765)	$ (32,618)	$ (36,271)
Provision for losses on loans	2,232	10,058	11,119	24,012	36,329
Goodwill impairment	--	11,662	--	11,662	--
OREO operations	501	562	2,179	3,472	5,389
Total (1)	$ 2,107	$ 2,149	$ (467)	$ 6,528	$ 5,447

(1) Management believes that this presentation of non-GAAP results provides useful information to investors regarding the effects of the credit cycle on the Company's reported results of operations.

INTERMOUNTAIN COMMUNITY BANCORP KEY PERFORMANCE RATIOS

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
Net Interest Spread:
Yield on Loan Portfolio	5.98%	6.04%	5.16%	6.01%	5.92%
Yield on Investments & Cash	2.70%	2.85%	3.23%	2.66%	4.07%
Yield on Interest-Earning Assets	4.86%	5.00%	4.62%	4.93%	5.45%

Cost of Deposits	0.72%	0.93%	1.29%	0.96%	1.51%
Cost of Advances	2.10%	2.52%	2.53%	2.46%	3.64%
Cost of Borrowings	1.65%	2.08%	1.98%	1.87%	2.05%
Cost of Interest-Bearing Liabilities	0.87%	1.13%	1.42%	1.13%	1.66%

Net Interest Spread	3.99%	3.87%	3.20%	3.80%	3.79%

Net Interest Margin	3.97%	3.85%	3.20%	3.77%	3.81%

Performance Ratios:
Return on Average Assets	-0.25%	-9.37%	-3.17%	-3.04%	-2.01%
Return on Average Assets (1)		-2.02%		-1.21%
Return on Average Common Stockholders' Equity	-12.39%	-212.06%	-52.55%	-67.35%	-31.16%
Return on Average Common Stockholders' Equity(1)		- 48.63%		-28.97%
Return on Average Common Tangible Equity (2)	-12.51%	-244.80%	-64.01%	-79.08%	-37.15%
Return on Average Common Tangible Equity (1)		-129.38%		-34.02%
Operating Efficiency (3)	86.33%	86.60%	124.99%	93.40%	99.88%
Noninterest Expense to Average Assets	4.03%	8.45%	4.91%	5.26%	4.56%
Noninterest Expense to Average Assets(3)		3.96%		4.14%

(1) Non-GAAP ratios adjusted for Goodwill Impairment charge of $11,662,000 and Deferred Tax Asset Valuation charge of $7,400,000.
(2) Average common tangible equity is average common stockholders' equity less average net goodwill and other intangible assets.
(3) Non-GAAP ratios adjusted for Goodwill Impairment charge of $11,662,000.

INTERMOUNTAIN COMMUNITY BANCORP LOAN AND REGULATORY CAPITAL DATA

	December 31,	September 30,	December 31,
	2010	2010	2009
	(Dollars in thousands)
Loan Data
Net Charge-Offs to Average Net Loans (Annual)	4.55%	n/a	5.04%
Loan Loss Allowance to Total Loans	2.16%	2.36%	2.47%

Nonperforming Assets:
Accruing Loans-90 Days Past Due	$ 66	$ 532	$ 586
Nonaccrual Loans	11,451	15,832	18,468
Total Nonperforming Loans	11,517	16,364	19,054
OREO	4,429	6,424	11,538
Total Nonperforming Assets ("NPA")	$ 15,946	$ 22,788	$ 30,592

NPA to Total Assets	1.59%	2.30%	2.83%
NPA to Net Loans Receivable	2.83%	3.85%	4.67%
NPA to estimated Risk Based Capital	20.96%	29.01%	30.42%
NPA to Tangible Equity + Allowance for Loan Loss	22.30%	30.67%	32.85%
Loan Delinquency Ratio (30 days and over)	0.55%	0.69%	1.06%

Regulatory Capital
Total capital (to risk-weighted assets):
The Company	11.32%	11.04%	12.52%
Panhandle State Bank	11.94%	11.54%	12.72%
Tier 1 capital (to risk-weighted assets):
The Company	10.06%	9.78%	11.26%
Panhandle State Bank	10.68%	10.28%	11.46%
Tier 1 capital (to average assets):
The Company	6.84%	6.78%	8.61%
Panhandle State Bank	7.26%	7.14%	8.67%
CONTACT: Curt Hecker, CEO
         Intermountain Community Bancorp
         (208) 263-0505
         curt.hecker@panhandlebank.com

         Doug Wright, Executive Vice President & CFO
         Intermountain Community Bancorp
         (509) 363-2635
         doug.wright@intermountainbank.com

         Carolyn Shaw, Senior Vice President,
         Risk Manager and Financial Accounting Officer
         Intermountain Community Bancorp
         (509) 944-3888
         carolyn.shaw@intermountainbank.com